Exhibit 5.1

June 27, 2025

Preformed Line Products Company
660 Beta Drive
Mayfield Village, Ohio 44143
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Preformed Line Products Company, an Ohio corporation (the “Company”), with respect to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed June 27, 2025, in connection with the registration under the Securities Act of 1933, as amended (the “Act”), by the Company of up to 618,859 shares of Common Shares, par value $2 per share (the “Shares”), of the Company to be offered and sold pursuant to the Company’s 2025 Incentive Plan (the “Plan”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectuses, other than as expressly stated herein with respect to the issuance of the Shares.
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Ohio and we express no opinion with respect to any other laws. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, subject to the Company completing all actions and proceedings required on its part to be taken prior to the issuance of the Shares, and when the Shares have been issued by the Company in the circumstances contemplated by the Plan for legal consideration in excess of par value, the issuance of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker & Hostetler LLP